 Exhibit (a)(1)(E)
AMENDMENT AND SUPPLEMENT NO. 1 TO
OFFER TO PURCHASE
By
AMERICAN REALTY CAPITAL NEW YORK CITY REIT, INC.
405 PARK AVENUE, 4TH FLOOR
NEW YORK, NY 10022
(212) 415-6500
TO INCREASE THE PURCHASE PRICE TO $17.03 PER SHARE, DECREASE THE NUMBER OF SHARES THE COMPANY IS OFFERING TO PURCHASE TO 1,600,000 SHARES AND EXTEND THE EXPIRATION OF THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS UNTIL 11:59 P.M. EASTERN TIME, MARCH 20, 2018, UNLESS EXTENDED OR WITHDRAWN
For
OFFER TO PURCHASE UP TO
1,600,000 SHARES OF ITS OUTSTANDING COMMON STOCK AT A PURCHASE PRICE OF $17.03 PER SHARE
Dear Stockholder:
On February 6, 2018, American Realty Capital New York City REIT, Inc. (the “Company,” “we,” “us,” or “our”) distributed an offer to purchase (the “Original Offer to Purchase”) and a related letter of transmittal in connection with its offer to stockholders to purchase up to 1,935,484 shares of the Company’s common stock, par value $0.01 per share (“Shares”), for cash at a purchase price equal to $15.50 per Share, or $30.0 million in the aggregate. The Company, by this amendment and supplement to the Original Offer to Purchase (this “Supplement” and, together with the Original Offer to Purchase, as the same may be further amended or supplemented from time to time, the “Offer to Purchase”), amends the Original Offer to Purchase such that (i) each reference in the Original Offer to Purchase to the purchase price per Share or the Purchase Price of  “$15.50” is hereby amended by replacing it with “$17.03”; (ii) each reference in the Original Offer to Purchase to the number of Shares the Company is offering to purchase of “1,935,484” is hereby amended by replacing it with “1,600,000”; and (iii) each reference to the Expiration Date of  “March 6, 2018” is hereby amended by replacing it with “March 20, 2018.”
This Supplement should be read in conjunction with the Original Offer to Purchase and the Letter of Transmittal (the “Letter of Transmittal”) included with this Supplement. This Supplement, the Original Offer to Purchase, the Letter of Transmittal and the Instructions to Letter of Transmittal (the “Instructions”), constitute the “Offer.”
The Company originally made the Offer in response to an unsolicited offer to stockholders (the “Comrit Offer”) commenced on January 29, 2018 by Comrit Investments 1, Limited Partnership (“Comrit”). In the Comrit Offer, Comrit initially offered to purchase up to 1,600,000 Shares at a price of $14.68 per Share in cash. On February 12, 2018, Comrit amended the Comrit Offer to increase the price per Share in the Comrit Offer to $16.02 and extend the expiration date of the Comrit Offer from March 6, 2018 to March 20, 2018 (unless extended). This Supplement also reflects other revisions related to the change in the Purchase Price, number of Shares the Company is offering to purchase and the Expiration Date, as well as revisions related to the amendment to the Comrit Offer.
Unless extended or withdrawn, the Offer, proration period and withdrawal rights will expire at 11:59 p.m. Eastern Time, on March 20, 2018 (the “Expiration Date”). You may tender all, a portion or none of your Shares.
Stockholders desiring to tender all or any portion of their Shares for purchase must complete and sign a Letter of Transmittal and deliver it to the Company in the manner set forth in “Procedures for Tendering Shares” below.
Because of the “odd lot” priority and proration provisions described in this Offer to Purchase, less than all of the Shares tendered may be purchased if more than 1,600,000 Shares are properly tendered and not properly withdrawn. Only Shares properly tendered and not properly withdrawn will be eligible to be purchased. Shares tendered but not purchased pursuant to the Offer will be returned promptly following the Expiration Date.

Subject to complying with applicable law, we reserve the right, in our sole discretion, to change the Purchase Price and to increase or decrease the aggregate cost to us of the Shares sought in the Offer. In accordance with rules promulgated by the Securities and Exchange Commission (the “SEC”), we may increase the number of Shares accepted for payment in the Offer by up to, but not more than, 2% of the outstanding Shares without amending or extending the Offer. This could result in the number of Shares accepted for payment in the Offer increasing by up to approximately 0.6 million Shares.
The Company’s board of directors has evaluated the terms of both offers and notes that, although the Offer is at a higher price than the Comrit Offer, the price in both offers is significantly less than the estimated per-share net asset value of the Company’s common stock (“Estimated Per-Share NAV”) of $20.26 per share as of June 30, 2017, which was approved by the Company’s board of directors. The price of the Comrit Offer is 21% less than Estimated Per-Share NAV, and the price of the Offer is 16% less than Estimated Per-Share NAV. For a full description of the methodologies and assumptions, as well as certain qualifications, used to value the Company’s assets and liabilities in connection with the calculation of Estimated Per-Share NAV, see the Company’s Current Report on Form 8-K dated October 27, 2017 filed with the SEC. As noted therein, because the Shares are not listed on a national securities exchange and there is no established trading market for the Shares, Estimated Per-Share NAV does not represent the: (i) the price at which Shares would trade at on a national securities exchange or a third party would pay for the Company, (ii) the amount a stockholder would obtain if he or she tried to sell his or her Shares or (iii) the amount stockholders would receive if the Company liquidated its assets and distributed the proceeds after paying all of its expenses and liabilities. Further, the Estimated Per-Share NAV was calculated as of a specific date, and the value of Shares will fluctuate over time as a result of, among other things, developments related to individual assets, changes in the real estate and capital markets, acquisitions or dispositions of assets, monthly distributions to stockholders and the distribution of proceeds from the sale of real estate to stockholders.
Although the Offer is superior to the Comrit Offer, the Company’s board of directors unanimously recommends that stockholders NOT tender their Shares pursuant to the Offer or the lower Comrit Offer.
If you do not wish to tender Shares in the Offer or the Comrit Offer, simply do not respond.
DST Systems, Inc. (“DST”), in its capacity as Depositary, Paying Agent or Information Agent for the Offer, does not make any recommendation to stockholders as to whether to tender or refrain from tendering their Shares. Each stockholder must make his or her own decision whether to tender Shares, and if so, how many Shares to tender. Stockholders are urged to evaluate carefully all information in the Offer, the Letter of Transmittal and the Schedule TO, including our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K which are incorporated herein by reference and can be found in the “Investor Relations” section of our website, http://www.newyorkcityreit.com, and consult their own investment and tax advisors and make their own decisions whether to tender or refrain from tendering their Shares. No person has been authorized to make any recommendation on behalf of the Company, the Company’s board of directors, or DST, as the Depositary, Paying Agent or Information Agent, or any representations in connection with the Offer other than those contained herein or in the Letter of Transmittal. If given or made, any recommendation and any information and representations other than those described herein must not be relied upon. This Offer has been neither approved nor disapproved by the SEC, nor has the SEC or any state securities commission passed upon the fairness or merits of the Offer or the accuracy or adequacy of the information contained or incorporated by reference into this Supplement or the Original Offer to Purchase. Any representation to the contrary is a criminal offense.
Questions, requests for assistance and requests for additional copies of the Offer may be directed to DST, the Information Agent for the Offer (the “Information Agent”), by telephone toll free at 866-902-0063.
FEBRUARY 22, 2018

IMPORTANT
We originally made the Offer in response to the Comrit Offer commenced on January 29, 2018. In the Comrit Offer, Comrit initially offered to purchase up to 1,600,000 Shares at a price of $14.68 per Share in cash. On February 12, 2018, Comrit amended the Comrit Offer to increase the price per Share in the Comrit Offer to $16.02 and extend the expiration date of the Comrit Offer from March 6, 2018 to March 20, 2018 (unless extended).
The Company’s board of directors has determined, in light of the increased price of the Comrit Offer, to increase the Purchase Price of the Offer from $15.50 to $17.03 per Share. The number of Shares we will purchase, subject to the terms and conditions of the Offer, was decreased from 1,935,484 Shares to 1,600,000 Shares in order to match the number of Shares Comrit is offering to purchase pursuant to the Comrit Offer. The Expiration Date for the Offer has been extended from 11:59 p.m., Eastern Time, on March 6, 2018, to 11:59 p.m., Eastern Time, on March 20, 2018. The Expiration Date was extended in order to provide stockholders additional time to evaluate the Offer.
If you have not previously tendered Shares and you wish to tender all or any portion of your Shares, you should follow the instructions described in Section 2 of the Original Offer to Purchase, as amended by this Supplement. You may tender your Shares using the Letter of Transmittal included with this Supplement, and following the procedures for tendering Shares set forth in the Original Offer to Purchase and the Letter of Transmittal.
If you have previously tendered your Shares, and you do not wish to withdraw the tender of all or any portion of those Shares, you do not need to take any further action. As a result of the increase in the Purchase Price from $15.50 per Share to $17.03 per Share, any Shares previously tendered into the Offer will now be deemed to have been tendered at $17.03 per Share.
If you have previously tendered Shares, and you wish to withdraw the tender of all or any portion of those Shares, please follow the procedures for withdrawal of tendered Shares, as set forth in Section 4 of the Original Offer to Purchase.
If you have previously tendered Shares, and you wish to increase the number of Shares tendered, please submit a new and later-dated Letter of Transmittal containing your new instructions in accordance with the procedures contained in Section 2 of the Original Offer to Purchase, as amended by this Supplement, or, if you hold your Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company, custodian or other nominee and you are not the holder of record on our books, you must follow the procedures given to you by such broker, dealer, commercial bank, trust company, custodian or other nominee or contact such party and request that your prior instructions with respect to your tendered Shares be changed.
To decline the Comrit Offer, stockholders should simply ignore it. Stockholders do not need to respond to the Comrit Offer. If you have tendered any Shares in the Comrit Offer and wish to tender those Shares in the Offer instead, you must withdraw those Shares from the Comrit Offer in accordance with the terms of Comrit’s offer materials in order to properly tender your Shares in the Offer. Please review any materials you receive in the mail carefully to ensure that you are tendering your Shares in the offer of your choice. Any questions you may have may be directed to the Information Agent, by telephone toll-free at 866-902-0063.
Section references used in this Supplement refer to the Sections of the Original Offer to Purchase, as amended by this Supplement and as may be further amended or supplemented from time to time. Capitalized terms not otherwise defined herein shall have the meaning given to them in the Original Offer to Purchase.
Each reference in the Original Offer to Purchase to the purchase price per Share or the Purchase Price of  “$15.50” is hereby amended by replacing it with “$17.03,” each reference to “$30.0 million” as the amount of the payment to be made with respect to the total number of Shares the Company is offering to purchase in the Offer is hereby amended and replaced with “$27.2 million,” each reference to “1,935,484” as the total number of Shares the Company is offering to purchase pursuant to the Offer is hereby amended and replaced with “1,600,000,” each reference to the amount of the purchase price of the Comrit Offer as compared to Estimated Per-Share NAV is hereby amended to reflect that the purchase price of the Comrit

Offer is 21% lower than Estimated Per-Share NAV, each reference to the amount of the Purchase Price of the Offer as compared to Estimated Per-Share NAV is hereby amended to reflect that the Purchase Price in the Offer is 16% lower than Estimated Per-Share NAV, and each reference to the Expiration Date or the expiration date of the Comrit Offer of   “March 6, 2018” is hereby amended and replaced with “March 20, 2018.” As of January 31, 2018, the latest month-end date prior to the date of this Supplement and the Original Offer to Purchase, there were 31,344,875 Shares issued and outstanding, so no revisions related to the number of Shares issued and outstanding, or information derived therefrom, have been made.
Under the heading “Amendments to Specific Provisions” below, we have indicated other provisions in the Original Offer to Purchase that are specifically amended by this Supplement and set forth the corresponding amendments. Information contained in the questions and answers under the heading “Summary Term Sheet” shall also be deemed to be specifically amended by this Supplement to the extent such information is substantially identical to information amended under the heading “Amendments to Specific Provisions.” Except as set forth herein, all of the terms and conditions of the Offer set forth in the Original Offer to Purchase shall continue to be applicable.
No person has been authorized to make any recommendation on behalf of the Company, the Company’s board of directors or DST, as the Depositary, Paying Agent or Information Agent or any representations in connection with the Offer other than those contained herein or in the Letter of Transmittal. If given or made, any recommendation and any information and representations must not be relied upon. This Offer has been neither approved nor disapproved by the SEC, nor has the SEC or any state securities commission passed upon the fairness or merits of the Offer or the accuracy or adequacy of the information contained or incorporated by reference in this Supplement or the Original Offer to Purchase. Any representation to the contrary is a criminal offense.
Questions, requests for assistance and requests for additional copies of the Supplement, the Original Offer to Purchase and the Letter of Transmittal may be directed to DST, the Information Agent for the Offer, by telephone toll free at 866-902-0063.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
The Offer contains certain forward-looking statements and information relating to us that are based on current expectations, estimates, forecasts and projections and our management’s beliefs and assumptions about us, our future performance and our business, including statements about the Offer. These statements include, but are not limited to, statements about our strategies, plans, objectives, expectations, intentions, expenditures, and assumptions and other statements contained in the Offer that are not statements of historical fact. In addition, we, or others on our behalf, may make forward-looking statements in press releases or written statements, or in our communications and discussions with broker dealers or due diligence firms in the normal course of business through meetings, webcasts, phone calls and conference calls. Words such as “believe,” “estimate,” “expect,” “anticipate,” “intend,” “outlook,” “could,” “target,” “seek,” “should,” “may,” “assume,” “continue,” “plan” and “project” and as well as variations of such words and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements are not guarantees and involve certain risks, uncertainties and assumptions, including the fulfillment of the conditions to this Offer, that make the future difficult to predict. Actual results may not conform to, and may differ materially from, our expectations, intentions and predictions. We describe risks, uncertainties and assumptions that could affect our ability to execute our strategy, our future financial condition and the outcome or results of operations in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as filed with the SEC, which may be added to, or revised by, the Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, the Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, and the Quarterly Report on Form 10-Q for the quarter ended September 30, 2017. Except as required by applicable law, we neither intend to nor assume any obligation to update these forward- looking statements, which speak only as of the respective dates on which they were made. We have based our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may differ materially from what is expressed, implied or forecasted by our forward-looking statements.

AMENDMENTS TO SPECIFIC PROVISIONS
1. Price; Number of Shares; Expiration Date; Proration
Section 1 of the Original Offer to Purchase is amended and restated as follows:
Subject to the terms and conditions of the Offer, we will purchase for cash up to 1,600,000 Shares which are properly tendered and not properly withdrawn prior to the Expiration Date at a purchase price equal to $17.03 per Share in cash, or $27.2 million in the aggregate. We reserve the right to extend the Offer (see Section 7). In addition, in accordance with rules promulgated by the SEC, we may increase the number of Shares accepted for payment in the Offer by up to, but not more than, 2% of the outstanding Shares without amending or extending the Offer. This could result in the number of Shares accepted for payment in the Offer increasing by up to approximately 0.6 million Shares.
We are making the Offer in response to the Comrit Offer by Comrit to purchase up to 1,600,000 shares at a price equal to $16.02 per Share in cash. The expiration date of the Comrit Offer is March 20, 2018, unless extended. Please note that Comrit is not affiliated with the Company or the Advisor.
The Company’s board of directors has evaluated the terms of both offers and notes that, although the Offer is at a higher price than the Comrit Offer, the price in both offers is significantly less than the Estimated Per-Share NAV approved by the Company’s board of directors. The price of the Comrit Offer is 21% less than Estimated Per-Share NAV, and the price of the Offer is 16% less than Estimated Per-Share NAV. For a full description of the methodologies and assumptions, as well as certain qualifications, used to value the Company’s assets and liabilities in connection with the calculation of Estimated Per-Share NAV, see the Company’s Current Report on Form 8-K dated October 27, 2017 filed with the SEC. As noted therein, because the Shares are not listed on a national securities exchange and there is no established trading market for the Shares, Estimated Per-Share NAV does not represent the: (i) the price at which Shares would trade at on a national securities exchange or a third party would pay for the Company, (ii) the amount a stockholder would obtain if he or she tried to sell his or her Shares or (iii) the amount stockholders would receive if the Company liquidated its assets and distributed the proceeds after paying all of its expenses and liabilities. Further, the Estimated Per-Share NAV was calculated as of a specific date, and the value of Shares will fluctuate over time as a result of, among other things, developments related to individual assets, changes in the real estate and capital markets, acquisitions or dispositions of assets, monthly distributions to stockholders and the distribution of proceeds from the sale of real estate to stockholders.
Note also that the Comrit Offer discloses the fact that Comrit will pay third parties a total of 7.5% of the purchase price of the tendered Shares including a 5% commission paid to Independent Financial Group, a broker dealer, on the purchase price of each Share tendered. We will not pay any fees or commissions to brokers, dealers or other persons (other than to DST, the Depositary, Paying Agent and Information Agent) for soliciting tenders of Shares pursuant to the Offer. The Company will provide, when applicable, tax reporting, including cost basis information, for Shares tendered in the Offer. The Company and its transfer agent cannot guarantee similar information will be provided for Shares tendered in the Comrit Offer.
Although the Offer is superior to the Comrit Offer, the Company’s board of directors unanimously recommends that stockholders NOT tender their Shares pursuant to the Offer or the lower Comrit Offer.
The Company’s board of directors acknowledges that each stockholder should evaluate whether to tender his or her Shares only after a review of the Comrit Offer and the Offer. In addition, because the Shares are not listed on a national securities exchange, and because of the limited liquidity provided by the SRP, which is only open in the event of death or disability, the Company’s board of directors notes that each individual stockholder should determine whether to tender based on, among other considerations, his or her liquidity needs. Further, the Company is reviewing its distribution policy, and is considering whether to reduce the current distribution rate. There can be no assurance the Company will be able to continue paying distributions at the current rate, or at all. There also can be no assurances with respect to when or if the Company will ultimately achieve a liquidity event, or as to the future value of the Shares.

More information about the recommendation of the Company’s board of directors with respect to the Comrit Offer is included in (i) a letter to our stockholders (the “Original Letter to Stockholders”) dated February 6, 2018 and the Solicitation/Recommendation Statement on Schedule 14D-9, which the Company filed with SEC on February 6, 2018 (the “Original Schedule 14D-9”) and (ii) a letter to our stockholders (the “Updated Letter to Stockholders” and, together with the Original Letter to Stockholders, the “Letters to Stockholders”) dated February 22, 2018 and the Amendment to Solicitation/Recommendation Statement on Schedule 14D-9/A, which the Company filed with SEC on February 22, 2018 (the “Amended Schedule 14D-9” and, together with the Original Schedule 14D-9, the “Schedule 14D-9”) in response to the Comrit Offer. Both the Letters to Stockholders and the Schedule 14D-9 have been mailed or otherwise transmitted to you along with this Supplement and the Original Offer to Purchase or can be found in the “Investor Relations” section of our website, www.newyorkcityreit.com.
Because of the “odd lot” priority and proration provisions described herein, all Shares properly tendered and not properly withdrawn may not be purchased if more than 1,600,000 Shares are properly tendered and not properly withdrawn.
If a Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, agents, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence satisfactory to the Depositary of their authority so to act must be submitted.
Although the Company’s board of directors has approved the Offer, the Company’s board of directors unanimously recommends that stockholders NOT tender their Shares pursuant to the Offer. DST, in its capacity as Depositary, Paying Agent or Information Agent for the Offer, does not make any recommendation to stockholders as to whether to tender or refrain from tendering their Shares. Each stockholder must make his or her own decision whether to tender Shares, and if so, how many Shares to tender. Stockholders are urged to evaluate carefully all information in the Offer, the Letter of Transmittal and the Schedule TO, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K, which are incorporated herein by reference and can be found in the “Investor Relations” section of our website, http://www.newyorkcityreit.com, and consult their own investment and tax advisors and make their own decisions whether to tender or refrain from tendering their Shares.
No person has been authorized to make any recommendation on behalf of the Company, the Company’s board of directors, or DST, as the Depositary, Paying Agent or Information Agent, or any representations in connection with the Offer other than those contained herein or in the Letter of Transmittal. If given or made, any recommendation and any information and representations must not be relied upon. This Offer has been neither approved nor disapproved by the SEC, nor has the SEC or any state securities commission passed upon the fairness or merits of the Offer or the accuracy or adequacy of the information contained or incorporated by reference into this Supplement or the Original Offer to Purchase. Any representation to the contrary is a criminal offense.
The Offer is not conditioned upon the receipt of financing or any minimum number of Shares being tendered. The Offer is, however, subject to certain conditions. See Section 6.
Subject to the applicable rules and regulations of the SEC, we expressly reserve the right, in our sole discretion, at any time and from time to time, (a) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, (b) to increase or decrease the aggregate cost to us of the Shares sought in the Offer, (c) to amend the Offer prior to the Expiration Date, and (d) on the basis of any of the conditions specified in Section 6 prior to the Expiration Date, to terminate the Offer and not accept any Shares for payment. Notice of any extension, amendment or termination will be distributed promptly to stockholders in a manner reasonably calculated to inform them of the change in compliance with Rule 13e-4(e)(3) under the Exchange Act. In the case of an extension of the Offer, we will make a public announcement no later than 9:00 a.m. Eastern Time, on the next business day after the scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act.
If we (i) increase or decrease the Shares, (ii) increase the maximum number of Shares that we may purchase in the Offer by more than 2% of our outstanding Shares or (iii) decrease the number of Shares that we may purchase in the Offer, then the Offer must remain open for at least ten (10) business days following the date that notice of the increase or decrease is first published, sent or given.

Stockholders properly tendering Shares can expect to have at least a portion of their Shares purchased if any Shares are purchased pursuant to the Offer (subject to provisions relating to “odd lot” priority and proration described herein).
The Company will not accept or pay for any Shares that are subject to, and all Shares tendered in the Offer must be free and clear of, any liens, charges, encumbrances, security interests, claims, restrictions and equities whatsoever. The Company will acquire all rights and benefits arising from any Shares that it accepts and pays for in the Offer, provided that any dividends or distributions which may be declared, paid, issued, distributed, made or transferred on or in respect of the tendered Shares to stockholders of record on or prior to the date on which the Shares are accepted for payment pursuant to the Offer will be for the account of the tendering stockholder(s).
Priority of Purchases.
Upon the terms and subject to the conditions of the Offer (including the “odd lot” priority and proration provisions), if more than 1,600,000 Shares are properly tendered and not properly withdrawn prior to the Expiration Date, we will:
First, purchase all Shares tendered by any Odd Lot Holder who: (1) properly completes and submits the Letter of Transmittal and the Odd Lot Certification Form included with this Offer to Purchase, and (2) properly tenders all Shares owned beneficially or of record by the Odd Lot Holder and does not properly withdraw this tender (note: tenders of less than all of the Shares owned by an Odd Lot Holder will not qualify for this preference).
Second, purchase all other Shares properly tendered and not properly withdrawn on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, as described below, until we have purchased up to 1,600,000 Shares; provided that we may increase the number of Shares purchased by up to, but not more than, 2% of the outstanding Shares without amending or extending the Offer which, if we do so, could result in the number of Shares accepted for payment in the Offer increasing by up to approximately 0.6 million Shares.
Odd Lots. The terms “odd lot” and “Odd Lot Holder” refer to persons who are record or beneficial owners of a total of fewer than 100 Shares. All Shares properly tendered prior to the Expiration Date by an Odd Lot Holder who is tendering all Shares owned by that Odd Lot Holder will be purchased by us in the Offer if they are not properly withdrawn. This will be the case even if the Offer is oversubscribed and other tendering stockholders have the amount of their tendered Shares prorated. Odd Lot Holders should certify their status in the appropriate place on the Odd Lot Certification Form included with this Offer to Purchase. To qualify for this preference, an Odd Lot Holder must tender all Shares owned by the Odd Lot Holder in accordance with the procedures described in Section 2. This preference is not available to partial tenders or to beneficial or record holders of 100 or more Shares in the aggregate, even if these holders have separate accounts holding fewer than 100 Shares. Any Odd Lot Holder wishing to tender all of his or her Shares pursuant to the Offer should complete the Letter of Transmittal and the Odd Lot Certification Form included with this Offer to Purchase.
Proration. If we are required to pro rate, the Paying Agent will determine the proration factor promptly following the Expiration Date. The proration factor will be based on the ratio of  (i) 1,600,000 (or, if we increase the number of Shares accepted for payment in the Offer as described above, the increased aggregate number of Shares to be purchased pursuant to the Offer) minus the aggregate number of Shares to be purchased from Odd Lot Holders to (ii) the total number of Shares properly tendered and not properly withdrawn by all stockholders (other than Odd Lot Holders). The number of Shares accepted for purchase for each stockholder (other than Odd Lot Holders) will equal the number of Shares validly tendered by each stockholder multiplied by the proration factor, with appropriate adjustments to avoid the purchase of fractional Shares.
Notwithstanding any potential difficulty in determining the number of Shares properly tendered and not withdrawn and the odd lot procedure provisions described above, we will announce the final proration factor and commence payment for any Shares purchased pursuant to the Offer promptly following the Expiration Date. The preliminary results of any proration will be announced through publicly filing an amendment to the Schedule TO as promptly as practicable after the Expiration Date.

12. Source and Amount of Funds
Section 12 of the Original Offer to Purchase is amended and restated as follows:
Assuming that we purchase 1,600,000 Shares at $17.03 per Share, the cost to us will be $27.2 million in the aggregate, subject to our ability to increase the number of Shares accepted for payment in the Offer by up to, but not more than, 2% of the outstanding Shares without amending or extending the Offer in accordance with rules promulgated by the SEC. If we increase the number of Shares accepted by up to 2%, the aggregate cost of the Offer would increase by up to approximately $10.7 million. Assuming that we do not increase the number of Shares accepted for payment, we expect that the maximum aggregate cost of these purchases, including all fees and expenses applicable to the Offer, will be approximately $150,000. As of December 31, 2017, we had $39.6 million of cash and cash equivalents plus $7.6 million of restricted cash. On January 31, 2018, we repurchased $2.2 million of shares through the SRP or otherwise. We intend to fund the purchase of Shares in the Offer and pay related costs using our available cash (which does not include restricted cash).
13. Certain Information About the Company
The list of SEC filings contained under the caption “Incorporation by Reference” in Section 13 of the Original Offer to Purchase is amended to add the following bullet point:
•
Our Current Report on Form 8-K/A, filed on February 9, 2018.

17. Recommendation
Section 17 of the Original Offer to Purchase is amended and restated as follows:
The Company’s board of directors has evaluated the terms of both offers and notes that, although the Offer is at a higher price than the Comrit Offer, the price in both offers is significantly less than Estimated Per-Share NAV. The price of the Comrit Offer is 21% less than Estimated Per-Share NAV, and the price of the Offer is 16% less than Estimated Per-Share NAV. For a full description of the methodologies and assumptions, as well as certain qualifications, used to value the Company’s assets and liabilities in connection with the calculation of Estimated Per-Share NAV, see the Company’s Current Report on Form 8-K dated October 27, 2017 filed with the SEC. As noted therein, because the Shares are not listed on a national securities exchange and there is no established trading market for the Shares, Estimated Per-Share NAV does not represent the: (i) the price at which Shares would trade at on a national securities exchange or a third party would pay for the Company, (ii) the amount a stockholder would obtain if he or she tried to sell his or her Shares or (iii) the amount stockholders would receive if the Company liquidated its assets and distributed the proceeds after paying all of its expenses and liabilities. Further, the Estimated Per-Share NAV was calculated as of a specific date, and the value of Shares will fluctuate over time as a result of, among other things, developments related to individual assets, changes in the real estate and capital markets, acquisitions or dispositions of assets, monthly distributions to stockholders and the distribution of proceeds from the sale of real estate to stockholders.
Although the Offer is superior to the Comrit Offer, the Company’s board of directors unanimously recommends that stockholders NOT tender their Shares pursuant to the Offer or the lower Comrit Offer.
No person has been authorized to make any recommendation on behalf of the Company, the Company’s board of directors, or DST, as the Depositary, Paying Agent or Information Agent, or any representations in connection with the Offer other than those contained herein or in the Letter of Transmittal. If given or made, any recommendation and any information and representations must not be relied upon. This Offer has been neither approved nor disapproved by the SEC, nor has the SEC or any state securities commission passed upon the fairness or merits of the Offer or the accuracy or adequacy of the information contained or incorporated by reference in this Offer to Purchase. Any representation to the contrary is a criminal offense.